DOCKET NO.______________

APPLICATION OF CENTRAL POWER          ss.                      BEFORE THE
AND LIGHT COMPANY, WEST TEXAS         ss.
UTILITIES COMPANY, AND                ss.              PUBLIC UTILITY COMMISSION
SOUTHWESTERN ELECTRIC POWER           ss.
COMPANY FOR APPROVAL OF               ss.
PROPOSED BUSINESS SEPARATION PLAN     ss.                       OF TEXAS


                  PETITION OF CENTRAL POWER AND LIGHT COMPANY,
                       WEST TEXAS UTILITIES COMPANY, AND
                      SOUTHWESTERN ELECTRIC POWER COMPANY
            AND REQUEST FOR THE TIMELY ENTRY OF A PRELIMINARY ORDER

     Central  Power  and  Light  Company,  West  Texas  Utilities  Company,  and
Southwestern Electric Power Company (the Companies) jointly file the attached Business Separation Plan-Filing Package pursuant to Section 39.051 of the Public Utility Regulatory Act (PURA) and P.U.C. SUBST. R. 25.342. The Companies seek approval of the plan by the Public Utility Commission of Texas (Commission) as well as the more specific relief requested below.

                                I. THE APPLICANTS
                                   --------------

     Each of the Companies is a wholly owned subsidiary of Central and South West Corporation (CSW), a public utility holding company registered under the Public Utility Holding Company Act of 1935 with utility subsidiaries that provide electric service to approximately 1.7 million customers in four states.

     Central Power and Light Company is headquartered in Corpus Christi, Texas, and provides electric service in south Texas. West Texas Utilities Company is headquartered in Abilene, Texas, and provides electric service in west Texas. Southwestern Electric Power Company is headquartered in Shreveport, Louisiana, and provides electric service in east Texas and in portions of Louisiana and Arkansas.

                         II. DESIGNATED REPRESENTATIVES
                             --------------------------

Philip F. Ricketts                           Joe N. Pratt
Bracewell & Patterson, L.L.P.                Pratt and Grant, P.C.
Suite 2300                                   Suite 250, One Northpoint Centre
111 Congress Avenue                          6836 Austin Center Boulevard
Austin, Texas 78701                          Austin, Texas 78731
(512) 472-7800                               (512) 794-2100
(512) 472-9123 (FAX)                         (512) 794-2111 (FAX)


                                  III. SERVICE
                                       -------

     Pursuant to P.U.C.  PROC.  R.  22.74(b),  the  Companies   designate  their
authorized representative for purpose of service of pleadings as follows:

         Ron Ford
         CSW Services, Inc.
         Norwest Bank Building
         400 West 15th Street, Suite No. 650
         Austin, Texas 78701
         (512) 481 4564
         (512) 481-4588 (FAX)

                              IV. PERSONS AFFECTED
                                  ----------------

     All customers and classes of customers of the Companies will be affected by this filing.

                                 V. JURISDICTION
                                    ------------

     The Commission has jurisdiction over this filing pursuant to Section 39.051 of PURA.

                   VI. THE PROPOSED BUSINESS SEPARATION PLAN
                       -------------------------------------

     The proposed business separation plan is set forth in detail in the attached Business Separation Plan-Filing Package, which includes supporting testimony.

     The plan proposes that full legal entity or structural separation of the Companies occur in two stages in order to minimize refinancing costs that must be incurred to address existing contractual requirements related to existing securities issued by the Companies. The first stage would occur on January 1, 2002, and would last up to six years. By January 1, 2002, separate legal entities with separate management would be established to conduct energy delivery, power generation, and retail electric provider businesses. During the first-stage period, the electric delivery and generation assets, as well as certain operating employees, will remain with the Companies, although those assets and employees will be managed and controlled by the electric delivery and power generation businesses. The primary purpose of the Companies after January 1, 2002, will be to hold legal ownership of the electric delivery and generation assets. All employees and assets needed by the retail electric provider will be transferred to it by January 1, 2002. No later than January 1, 2008, all assets and employees of the Companies will have been transferred to the energy delivery company and power generation company as the existing contractual requirements that affect the transfer of legal ownership of assets are eliminated through refinancing in a cost efficient manner. Further details of the Companies' plan are contained in the testimony of Mark D. Roberson and Wendy D. Hargus that is a part of this filing.

     The plan also requests certain approvals, to the extent the Commission deems them necessary, for the Companies to continue offering certain services from September 1, 2000, to January 1, 2002.

                      VII. REQUEST FOR A PRELIMINARY ORDER
                           -------------------------------

     The Companies believe that the above-described two-stage process complies with the letter and intent of the industry restructuring provisions of PURA. However, in the event that the Commission decides to require transfers of employees and the legal ownership of all assets by January 1, 2002, it will be necessary for the Companies to immediately begin implementing a number of federal and other state filings to accomplish such a transfer. If the Companies first learn of this request in late 2000 or early 2001, when a final order is issued in this proceeding, it will be very difficult, if not impossible, to obtain the necessary federal and state approvals for the asset transfers by January 1, 2002. Accordingly, the Companies respectfully request that the Commission timely issue a preliminary order in this case which addresses the issue of whether the Companies' proposed two-step plan complies with PURA.

                             VIII. PROTECTIVE ORDER
                                   ----------------

     While no confidential information is being filed in the Business Separation Plan-Filing Package, the Companies anticipate that during the course of this proceeding they may be asked to furnish confidential information, the disclosure of which to third parties would place the Companies at a severe competitive disadvantage or cause the Companies to violate contractual confidentiality obligations. Therefore, the Companies may later request that a protective order be entered in this case.

                                   IX. NOTICE
                                       ------

     The Companies propose that notice of this case consist of published newspaper notice in the service areas of each of the Companies once a week for two consecutive weeks. The companies further propose that individual notice be provided to each participant in Project No. 20970; to each intervenor in Docket No. 19265, the proceeding involving the merger of CSW and American Electric Power Company; and to each municipality served by the Companies. A copy of a proposed public notice for newspaper publication is attached as Exhibit 1. The Companies propose that the individual notice to the above persons and entities consist of a copy of the proposed public notice sent by electronic mail or first class mail.

                        X. REQUESTED COMMISSION ACTIONS
                           ----------------------------

     1. The Companies request that the proposed business separation plan be approved, including any necessary waivers to continue to provide certain competitive energy services until January 1, 2002.

     2. The Companies request that the Commission timely issue a preliminary order declaring that the Companies' proposed two-stage restructuring plan complies with PURA and the Commission's rules.

     3. The Companies further request that the Commission approve the proposed form of notice.

                            Respectfully submitted,


BRACEWELL & PATTERSON, L.L.P.            PRATT AND GRANT, P.C.
Suite 2300                               Suite 250, One Northpoint Centre
111 Congress Avenue                      6836 Austin Center Boulevard
Austin, Texas 78701                      Austin, Texas 78731
(512) 472-7800                           (512) 794-2100
(512) 472-9123 (fax)                     (512) 794-2111 (fax)


By: /s/ Philip F. Ricketts               By: /s/ Joe N. Pratt
   -----------------------------------       ------------------------------
   Philip F. Ricketts                        Joe N. Pratt
   State Bar No. 16882500                    State Bar No. 16240100

                            ATTORNEYS FOR APPLICANTS

                                                                       EXHIBIT 1
                                                                     Page 1 of 2

                                 PUBLIC NOTICE

     On January 10, 2000, Central Power and Light Company, West Texas Utilities Company, and Southwestern Electric Power Company (the Companies) filed with the Public Utility Commission of Texas (the Commission) a business separation plan as required by Section 39.051 of the Public Utility Regulatory Act (PURA) and
Section 25.342 of the  Commission's  substantive  rules.  As required by Section
39.051 of PURA, the plan proposes that each of the companies, subject to certain actions by other federal and state regulatory authorities, be separated into three new businesses, one of which will provide transmission and distribution or electric delivery services to competitive retail electric providers, one of which will be a competitive retail electric provider, and one of which will provide competitive wholesale generation services. The plan further provides that each newly created business will operate independently of each other pursuant to a code of conduct which will govern transactions between the businesses and their affiliates, after the introduction of electric competition, to recognize federal and state code of conduct requirements and appropriate business practices.

     The three new businesses will be managed by three new separate legal entities which will be created by January 1, 2002, at which time all functions now provided by the Companies will be separated into the new businesses. All assets and employees of the Companies will be transferred to the new legal entities by January 1, 2008.

     The plan also contains a proposal for physical separation of the new businesses, for sharing of information and technology systems, and for maintenance of separate books and records for the new businesses. It also provides details regarding the separation of functions and operations among the new businesses, financial and legal aspects of the proposed business separation, asset and liability transfers to the new businesses, and the provision of corporate support services through a separate organization. It also contains a proposed plan for interim separation of certain services designated by the Commission as "competitive energy services" on or before September 1, 2000, as required by Section 39.051(a) of PURA and Section 25.343 of the Commission's substantive rules.

                                                                       EXHIBIT I
                                                                     Page 2 of 2


     The plan does not propose any change in the existing rates of the Companies. On April 1, 2000, the Companies will file an application with the Commission requesting that rates be set for the new transmission and distribution utility business which begins operation on January 1, 2002.

     This filing has been assigned Docket No. __________________. Persons who wish to intervene or comment upon these proceedings should notify the Commission. A request to intervene or for further information should be mailed directly to the Public Utility Commission of Texas, P. O. Box 13326, Austin, Texas 78711-3326. Further information may also be obtained by calling the Commission's Office of Consumer Affairs at (512) 396-7120. Hearing and speech impaired individuals with text telephones may contact the Commission at (512) 936-7136.

                                      -2-